EXHIBIT 1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus Supplement of Bear Stearns Asset Backed Securities I Trust 2005-AC6, relating to the Asset Backed Certificates, Series 2005-AC6 comprising part of the Registration Statement (No. 333-125422) of Bear Stearns Asset Backed Securities I LLC, of our report dated March 9, 2005, relating to our audits of the consolidated financial statements of Assured Guaranty Corp. (formerly known as ACE Guaranty Corp.) as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, which appears as Exhibit 99.1 in Assured Guaranty Ltd’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to our firm under the caption “Experts” in such Prospectus Supplement.

/s/ Pricewaterhouse Coopers LLP

PricewaterhouseCoopers LLP

New York, New York

August 29, 2005